Addendum to the Proxy Statement dated May 18, 2017 (the “Proxy Statement”)

of Windtree Therapeutics, Inc. (the “Company”) for the
Annual Meeting of Stockholders to be held on June 30, 2017

With respect to the Proxy Statement, the Company is providing updated information relating to Proposal 3 (to amend the Amended and Restated Windtree Therapeutics, Inc. 2011 Long-Term Incentive Plan, as amended ("2011 Plan") to increase the number of shares of common stock, par value $.001 per share available for issuance under the 2011 Plan from 1,978,572 shares to 2,728,572 shares), which information is as of April 30, 2017.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table describes as of April 30, 2017 the number of shares of our common stock issuable upon exercise of outstanding options. Except as described in footnote 3 to the table, there are no equity incentive plans not approved by security holders (other than our 401(k) Plan under which the Company match is made in shares of our common stock); that line of the table has been omitted.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders

2011 Long-Term Incentive Plan	1,713,477	$ 7.06	270,728

2007 Long-Term Incentive Plan (1)	12,338	$ 384.72	-

Amended and Restated 1998 Stock Incentive Plan (2)	267	$ 736.55	-

Equity compensation plans not approved by security holders

Inducement Grant (3)	204,863	$ 2.33	-

Total	1,930,945	$ 9.07	270,728

(1)

The 2007 Plan terminated on the effective date of the 2011 Plan. All shares that were available under the 2007 Plan, including any that are expired, forfeited or otherwise returnable to the 2007 Plan are transferred to and become available for grant under the 2011 Plan. All awards granted under the 2007 Plan continue to be governed by the terms of the 2007 Plan and the award agreements.

(2)	The 1998 Plan expired on the effective date of the 2007 Plan. All awards granted under the 1998 Plan continue to be governed by the terms of the 1998 Plan and the award agreements.

(3)

In connection with the hiring of Mr. Fraser on February 1, 2016, Mr. Fraser was awarded an inducement grant in accordance with Nasdaq Listing Rule 5635(c)(4) in the form of an option to purchase 204,863 shares of our common stock, representing 2.5% of our outstanding shares.

(4)

The Weighted-Average Exercise Price of Outstanding Options has been adjusted where applicable to reflect the 1-for-15 reverse stock split effective December 28, 2010 and the 1-for-14 reverse stock split effective January 22, 2016.

Stock Options and Stock Based Employee Compensation

●

Weighted average remaining term of the granted but unvested options and full value awards:  As of April 30, 2017, the weighted average remaining term of the granted but unvested options under the 2011 Plan is 9.41 years, and the weighted average remaining term of the full value awards under the 2011 Plan is 0.26 years.

●	Granted unvested options: as of April 30, 2017, 1,427,193 options have been granted but are not vested.

●	Number of full value awards that were granted: As of April 30, 2017, 17,392 full value awards (restricted stock units) have been granted but are not vested.